SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TENFOLD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T E N F O L D®

2004 Notice of Annual

Stockholders Meeting

and Proxy Statement

TenFold Corporation

T E N F O L D®

April 21, 2004

Dear fellow stockholders:

We cordially invite you to attend our 2004 Annual Meeting of Stockholders. We will hold the meeting on Wednesday, May 26, 2004, at 10:00 a.m. local time at the Marriott Courtyard Hotel in Sandy, Utah.

At the meeting, we will elect three directors and ratify our selection of independent auditors. The Board recommends that you vote FOR the nominees for directors and FOR ratification of the selection of independent auditors. We will also be available to answer your questions.

Thank you for your interest in TenFold Corporation. We look forward to seeing you at the meeting.

Sincerely,

/s/ Nancy Harvey
Nancy M. Harvey
President, Chief Executive Officer and Chief Financial Officer

TenFold Corporation

Notice of 2004 Annual Meeting of Stockholders

The 2004 Annual Meeting of Stockholders of TenFold Corporation will be held Wednesday, May 26, 2004, at 10:00 a.m. local time at the Marriott Courtyard Hotel located at 10701 South Holiday Park Drive, Sandy, Utah 84070 for the following purposes:

1.	To elect three directors to hold office until the 2006 Annual Meeting of Stockholders;

2.	To ratify the selection of Tanner + Co. as TenFold’s independent auditors for the fiscal year ending December 31, 2004; and

3.	To transact other business properly coming before the meeting.

Stockholders owning common stock of TenFold Corporation at the close of business on April 9, 2004, are entitled to notice of and to vote at the meeting. A complete list of these stockholders will be available at our principal executive offices before the meeting. Our principal executive offices are located at 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Linda Valentine
Linda B. Valentine
Corporate Secretary April 21, 2004 South Jordan, Utah

TenFold Corporation Proxy Statement

For the Annual Meeting to be Held May 26, 2004

Solicitation of Proxies and Record Date

Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Board set April 9, 2004, as the record date for the Annual Meeting. Stockholders who own Common Stock of TenFold on that date are entitled to notice of and to vote at the Annual Meeting, with each share entitled to one vote. There were 46,078,294 shares of common stock of TenFold outstanding on April 9, 2004. We will mail voting materials, which include this proxy statement, a proxy card, and TenFold’s 2003 Annual Report on Form 10-K to our stockholders on or about April 21, 2004. You should not consider any of these voting materials to be materials for soliciting the purchase or sale of stock of TenFold.

In this proxy statement:

•	“Annual Meeting” or “Meeting” means the 2004 Annual Meeting of Stockholders of TenFold Corporation;

•	“Board of Directors” or “Board” means the Board of Directors of TenFold Corporation;

•	“SEC” means the Securities and Exchange Commission;

•	“We” and “TenFold” mean TenFold Corporation; and

•	“TenFold Proxy Officers” means Nancy M. Harvey, Robert P. Hughes and Linda B. Valentine, or any of them, with full power of substitution.

Questions & Answers

Q:	When and where is the Annual Meeting?

A:	TenFold’s Annual Meeting of Stockholders is being held on Wednesday, May 26, 2004, at 10:00 a.m. local time at the Marriott Courtyard Hotel located at 10701 South Holiday Park Drive, Sandy, Utah 84070 (Tel: 801-571-3600, Fax: 801-572-1383).

Q:	Do I need a ticket to attend the Annual Meeting?

A:	No, you will not need a ticket to attend, but you may be requested to show identification.

Q:	Why am I receiving this proxy statement and a proxy card?

A:	You are receiving this proxy statement and a proxy card from us because you owned shares of common stock of TenFold on April 9, 2004, the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint the TenFold Proxy Officers as your representatives at the Annual Meeting. The TenFold Proxy Officers will vote your shares as you have instructed them on the proxy card at the Meeting. This way, your shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete, sign, and return your proxy card in advance of the Meeting just in case your plans change. You can always vote in person at the Meeting, even if you have already sent in your proxy card.

If an issue comes up for a vote at the Meeting that is not on the proxy card the TenFold Proxy Officers will vote your shares, under your proxy, in accordance with their best judgment.

Q:	What am I voting on?

A:	You are being asked to vote on:

•	The election of three nominees to serve on our Board of Directors until our 2006 Annual Meeting of Stockholders (Ralph W. Hardy, Jr., Nancy M. Harvey, and Robert W. Felton); and

•	The ratification of the appointment of Tanner + Co. as our independent auditors for the fiscal year ending December 31, 2004.

Q:	How do I vote?

A:	There are two ways you may vote (please also see detailed instructions on your proxy card):

•	Mail in your completed, signed, and dated proxy card.

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the three named nominees and FOR ratification of the auditors.

OR

•	Vote in person by attending our Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Meeting. Holding shares in street name means your TenFold shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	You may revoke your proxy (cancel it) and change your vote at any time prior to the voting at the Annual Meeting by written notice to TenFold’s Corporate Secretary. The address for TenFold’s Corporate Secretary is 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

You may also do this by:

•	Signing another proxy card with a later date; or

•	Voting in person at the Meeting.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on routine matters, such as the election of directors and ratification of independent auditors, or leave your shares un-voted. Your brokerage firm may not vote on non-routine matters, such as a proposal submitted by a shareholder.

We encourage you to provide instructions to your brokerage firm by completing the proxy that they send to you. This ensures your shares will be voted at the Meeting.

Q:	How are abstentions counted?

A:	Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Q:	What is a “broker non-vote?”

A:	Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters (such as the election of directors and ratification of independent auditors), but not on non-routine matters (such as a proposal submitted by a stockholder). The broker may turn in a proxy card for uninstructed shares that votes “FOR” the routine matters, but expressly states that the broker is NOT voting on non-routine matters. The vote with respect to a proposal in this case is known as a broker non-vote.

Q:	How are broker non-votes counted?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

Q:	What is a “quorum”?

A:	A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on April 9, 2004, the record date. All completed and signed proxy cards, regardless of the manner voted, will be counted toward the quorum.

Q:	How many shares are outstanding and how many votes can they cast?

A:	As of April 9, 2004, 46,078,294 shares of common stock were outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters covered in this proxy statement.

Q:	What is the required vote for a proposal to pass?

A:	Assuming a quorum is present, the three nominees for election as directors at the Annual Meeting receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of TenFold. Ratification of the appointment of the independent auditors requires the vote of a majority of the shares voting at the Meeting.

Q:	Where do I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004. We will file that report with the Securities and Exchange Commission (the “SEC”), and you can obtain a copy from our website at www.tenfold.com or by contacting our Investor Relations Department at (801) 495-1010. You may also contact the SEC (call (800) SEC-0330 for the location of the nearest public reference room), or visit the EDGAR system on the SEC’s website at www.sec.gov.

Q:	Who is soliciting my vote?

A:	TenFold’s board of directors is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, proxies may be solicited by our directors, officers, and other employees by telephone, Internet, in person, or otherwise. Such person will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and TenFold’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have not retained the services of a proxy solicitor.

Q:	Where are TenFold’s principal executive offices located?

A:	TenFold’s principal executive offices are located at 698 West 10000 South, Suite 200, South Jordan, Utah 84095 (Tel 801-495-1010, Fax 801-495-0353).

Proposals To Be Voted On

1. Election of Directors

Under TenFold’s Certificate of Incorporation, the Board of Directors is divided into two classes, with staggered two-year terms. The Class I directors, whose terms expire at TenFold’s 2004 Annual Meeting of Stockholders, are Ralph W. Hardy, Jr., Nancy H. Harvey and Robert W. Felton. The Class I directors are nominees for election at the Annual Meeting. Each has consented to serve a two-year term, which will expire at TenFold’s 2006 Annual Meeting of Stockholders. Stockholders elect only one class of directors at each annual meeting, with the other class continuing for the remainder of its respective two-year term. See “The Board of Directors” section below.

The Board recommends a vote FOR Mr. Hardy, Dr. Harvey and Mr. Felton.

2. Ratification of Selection of Independent Auditors

Tanner + Co. has served as TenFold’s independent auditors since February 2003 and has been appointed by the Board of Directors to continue as TenFold’s independent auditors for the fiscal year ending December 31, 2004. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

A representative of Tanner + Co. is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the selection of Tanner + Co. as independent auditors of TenFold for the fiscal year ending December 31, 2004.

3. Other Business

The Board knows of no other business for consideration at the Meeting. If other matters are properly presented at the Meeting, or at any adjournment of the Meeting, the TenFold Proxy Officers will vote, or otherwise act, on your behalf in accordance with their judgment on such matters.

Board of Directors

The names of the Class I directors, each of whom is a nominee for director, their ages as of March 31, 2004, and certain other information about them are set forth below:

Name of Nominee	Age	Position with TenFold	Director Since
Nancy M. Harvey	50	President, Chief Executive Officer, Chief Financial Officer and Director	2001
Robert W. Felton	65	Director	1997
Ralph W. Hardy, Jr.	63	Director	1998

Nancy M. Harvey joined TenFold in July 2000, and has served as President and Chief Executive Officer since January 2001, and as Chief Financial Officer since November 2002. From July 2000 to December 2000, Dr. Harvey served as TenFold’s Chief Operating Officer. Prior to joining TenFold, Dr. Harvey served in various capacities with Computer Science Corporation’s (“CSC”) Healthcare Group, a large-scale applications development, outsourcing and consulting company, including from 1999 to 2000 as Executive Vice President, from 1998 to 1999 as Chief of Staff and Acting Group Vice President of Finance and Administration, from 1997 to 1998 as a Vice President, and from 1995 to 1997 as a Principal of APM Management Consultants, a management consulting firm acquired in 1996 by CSC. From 1994 to 1995, Dr. Harvey was a Senior Manager with Ernst & Young, a public accounting firm. From 1990 to 1994, Dr. Harvey served as a Vice President of MacNeal Health Services Corporation, a regional health delivery system, and from 1987 to 1989, Dr. Harvey was a Division Director at MacNeal Health Services Corporation. Dr. Harvey holds a BS in biology and chemistry from the College of Creative Studies at the University of California at Santa Barbara, an MBA from the Wharton School of the University of Pennsylvania, a Ph.D. in chemical physics from the University of Minnesota, and was a post-doctoral fellow at the California Institute of Technology.

Robert W. Felton has served as a member of TenFold’s Board of Directors since March 1997. Mr. Felton was the founder and served as a member of the Board of Directors of Indus International, Inc., a software applications company, since its inception in 1988 until 2002. From 1988 to January 1999, Mr. Felton also served as Indus’s Chairman, President, and Chief Executive Officer. Mr. Felton holds a BS in mechanical engineering from Cornell University and an MS in nuclear engineering from the University of Washington.

Ralph W. Hardy, Jr., has served as a member of TenFold’s Board of Directors since February 1998. Mr. Hardy is the principal operating officer, director and a stockholder of First Media Corporation, which is the ultimate parent of First Media TF Holdings, LLC, a stockholder of TenFold. Through other subsidiaries, First Media Corporation owns investments in commercial broadcasting stations and in various other private entities. First Media Corporation, which is substantially owned by the Richard E. Marriott family, also owns stock of various publicly held companies such as Host Marriott Corporation and Marriott International, Inc. Mr. Hardy has served as a member of the law firm of Dow, Lohnes & Albertson PLLC, Washington, D.C., since 1974. Mr. Hardy holds a BS in political science from the University of Utah and a JD from the University of California at Berkeley School of Law (Boalt Hall).

The names of the Class II directors (who are not nominees for director at the Annual Meeting), their ages as of March 31, 2004, and certain other information about them are set forth below:

Name of Director	Age	Position with TenFold	Director Since
Jeffrey L. Walker	61	Chairman, Executive Vice President, and Chief Technology Officer	1993
Richard H. Bennett, Jr.	57	Director	2002

Jeffrey L. Walker founded TenFold in February 1993 and has served as its Chairman, Executive Vice President, and Chief Technology Officer since October 1996. From TenFold’s inception to October 1996, Mr. Walker served as TenFold’s Chairman, President, Chief Executive Officer, and Chief Technology Officer. Prior to founding TenFold, from 1991 to 1993, Mr. Walker was an independent consultant. From 1985 to 1991, Mr. Walker held several management positions at Oracle Corporation, including Executive Vice President from 1987 to 1991, General Manager Applications Division from 1985 to 1991, Chief Financial Officer from 1987 to 1991, and Senior Vice President of Marketing during 1986. Prior to joining Oracle, Mr. Walker founded and served as Chief Executive Officer of Walker Interactive Products, an application software company, from 1980 to 1985. Mr. Walker holds a BA in mathematics from Brown University.

Richard H. Bennett, Jr. has served as a member of TenFold’s Board of Directors since October 31, 2002. From September 2001 to October 2002, Mr. Bennett served as a marketing consultant to TenFold. Mr. Bennett founded Rick Bennett Advertising in 1984. His advertising agency has represented numerous companies in many technology sectors including, hardware, database, circuit design and artificial intelligence. From 1984 to 1990, he served as Oracle Corporation’s advertising agency during Oracle’s growth from $15 million to over a billion dollars in annual sales. He currently advises several other technology companies, including Salesforce.com.

Committees and Meetings

The Board of Directors has an Audit Committee and a Compensation Committee, the functions of which are described in the table below.

Name of Committee and Members	Functions of the Committee
Audit • Richard H. Bennett, Jr. • Robert W. Felton • Ralph W. Hardy, Jr.

•      Confers with independent accountants regarding TenFold’s financial policies.

•      Reviews reports of independent accountants.

•      Reviews annual audit plans of independent accountants.

•      Reviews recommendations about internal controls.

•      Approves selection of and services to be provided by independent accountants.

Compensation • Robert W. Felton • Ralph W. Hardy, Jr.

•      Determines the compensation of the Chief Executive Officer.

•      Reviews and approves senior management compensation plans and stock grants, and establishes performance goals.

•      Reviews and approves proposed stock option plan changes.

•      Approves compensation and stock grants intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

•      Reports results of each meeting to the Board of Directors.

Although TenFold’s stock is not listed for trading on Nasdaq or any other stock exchange, the Board of Directors has determined that Mr. Felton and Mr. Hardy, both members of the audit committee, are “independent” in accordance with Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards. Mr. Bennett, who is also a member of the audit committee, was an employee of TenFold until October 2002 and therefore is not “independent” in accordance with Rule 4200(a)(15). The Board of Directors has also determined that Mr. Felton is an “audit committee financial expert” as that term is used in Item 401 of Regulation S-K promulgated under the Exchange Act.

The Board held 14 meetings in 2003, the Audit Committee held 13 meetings in 2003, and the Compensation Committee held 6 meetings in 2003. TenFold does not require its directors to attend annual meetings of stockholders, but all of the directors attended the 2003 annual meeting.

Nominations

The Board does not have a nominating committee or a committee serving a similar function. TenFold believes that the Board is able to fully consider and select appropriate nominees for election to the Board without delegating that responsibility to a committee of independent directors or adopting formal procedures. For this same reason, TenFold does not have a formal policy by which its shareholders may recommend director candidates, but the Board will consider candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. At a minimum, candidates for election to the Board should meet the independence requirements of the Nasdaq Stock Market and Rule

10A-3 under the Securities Exchange Act of 1934. Candidates should also have relevant business and financial experience, and they must be able to read and understand fundamental financial statements.

Candidates have traditionally been recommended to the Board by the directors themselves, and there is not a formal process for identifying or evaluating new director nominees. Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else, although the Board may prefer candidates who are personally known to the directors and whose reputations are highly regarded. The Board will consider all relevant qualifications as well as the needs of TenFold in terms of compliance with SEC rules and any applicable stock market listing standards.

Shareholder Communication with the Board

Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Ethics

TenFold has adopted a Code of Ethics applicable to all of its directors, officers and employees. A copy of the Code of Ethics may be obtained at no charge by written request to the attention of the Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

Director Compensation

We do not pay directors for their service as directors except for reimbursement of reasonable travel expenses relating to attendance at board and committee meetings. Non-employee directors may participate in TenFold’s 1993 and 1999 stock plans, and on February 19, 2003, TenFold granted each of Robert W. Felton, Ralph W. Hardy, Jr., and Richard H. Bennett, Jr. an option to purchase 250,000 shares of TenFold common stock at an exercise price of $0.18 per share. Twenty-five percent of these options vested on February 19, 2004 and 6.25% of the remaining options vest quarterly thereafter. On March 24, 2004, TenFold granted each of Robert W. Felton, Ralph W. Hardy, Jr., and Richard H. Bennett, Jr. an option to purchase 200,000 shares of TenFold common stock at an exercise price of $2.92 per share. Twenty-five percent of these options vest on March 24, 2005 and 6.25% of the remaining options vest quarterly thereafter.

Compensation Committee Interlocks and Insider Participation

During 2003, Robert W. Felton and Ralph W. Hardy, Jr. (both non-employee directors) served as the sole members of the Compensation Committee. In addition, Nancy M. Harvey (current President, CEO and CFO) performed compensation committee functions as to non-executive and non-officer employees.

No member of the TenFold Board of Directors who performed Compensation Committee functions has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. In addition, no executive officer of TenFold has served as a member of the board of directors or compensation committee of any entity for which a member of TenFold’s Board of Directors or Compensation Committee has served as an executive officer.

Common Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information that has been provided to TenFold with respect to beneficial ownership of shares of TenFold’s Common Stock as of February 29, 2004, for (i) each person who is known by TenFold to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of TenFold, (iii) each of the named executive officers listed in the Summary Compensation Table of this proxy statement, and (iv) all directors and executive officers of TenFold as a group.

Name and Address (1)	Shares of Common Stock (2)		Options Exercisable (3)	Total	Percent of Common Stock (4)
Jeffrey L. & Cassandra M. Walker	13,634,800		718,750	14,353,550	30.7%

Nancy M. Harvey	—		4,001,250	4,001,250	8.0%

Gary D. Kennedy(5) 36 South State Street Suite 1400 Salt Lake City, UT 84111	3,915,290		—	3,915,290	8.5%

Walker Children’s Trust(6)	3,769,800		—	3,769,800	8.2%

Ralph W. Hardy, Jr.(7) c/o First Media TF Holdings, LLC 11400 Skipwith Lane Potomac, MD 20854	3,344,330		125,000	3,469,330	7.5%

First Media TF Holdings, LLC 11400 Skipwith Lane Potomac, MD 20854	3,340,330		—	3,340,330	7.3%

Robert W. Felton Trust c/o Robert W. Felton	3,975,889		157,000	4,132,889	8.9%

Richard H. Bennett, Jr.	—		281,250	281,250	0.6%

Alan K. Flake, Jr.(9)	—		181,875	181,875	0.4%

Jeanne Marie Kiss	—		453,125	453,125	1.0%

Dudley E. Morris	—		396,875	396,875	0.9%

Linda B. Valentine	—		—	—	—

All directors and executive officers as a group (7 persons)	20,955,019	(8)	5,736,375	26,691,394	51.6%

(1)	Unless otherwise indicated, the address of each of the persons and entities listed in the table is the address of TenFold’s principal executive offices. The address of TenFold’s principal executive offices is 698 West 10000 South, Suite 200, South Jordan, Utah 84095.
(2)	The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(3)	All options included are exercisable within 60 days after February 29, 2004.
(4)	Based on 46,027,151 shares of Common Stock outstanding as of February 29, 2004. In computing the percentage ownership by a person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable on or before April 29, 2004, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(5)	Includes 143,594 shares owned by a limited liability company in which Mr. Kennedy is a co-managing member and as such exercises shared voting and investment power with respect to the shares. Mr. Kennedy disclaims beneficial ownership of the shares held by the limited liability company, except to the extent of his pecuniary interests in such shares. Information for Mr. Kennedy is to the best of TenFold’s knowledge based on reports filed with the SEC and a resignation agreement between the Company and Mr. Kennedy.
(6)	The Walker Children’s Trust is an irrevocable trust in which Mr. Walker, Mr. Walker’s wife and Paul M. Ginsburg are co-trustees. Mr. Ginsburg has sole voting and investment power with respect to the shares of TenFold held by the trust.
(7)	Includes 3,340,330 shares held by First Media TF Holdings, LLC, a wholly owned subsidiary of First Media Corporation. Mr. Hardy is a principal of First Media TF Holdings, LLC, and an officer, director, and stockholder of First Media Corporation. Mr. Hardy disclaims beneficial ownership of the shares held by First Media TF Holdings, LLC, except to the extent of his pecuniary interest in such shares.
(8)	Does not include 3,769,800 shares held by the Walker Children’s Trust.
(9)	Mr. Flake is no longer employed by TenFold.

Stock Performance Graph

The following graph compares the cumulative total stockholder return data for TenFold’s common stock since May 20, 1999 (the date on which TenFold’s Common Stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) the NYSE/ AMEX/ Nasdaq U.S. Companies Index, and (ii) the Nasdaq Computer & Data Processing Stocks Index. The graph assumes that $100 was invested on May 20, 1999, the effective date of TenFold’s initial public offering, and in each of the comparative indices. The graph further assumes that such amount was initially invested in Common Stock of TenFold at a per share price of $17.00, the price at which TenFold first offered such stock to the public, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Information presented is as of the last trading day of each month between TenFold’s initial public offering and December 31, 2003.

Independent Public Accountants

On February 10, 2003, TenFold dismissed its independent accountant, KPMG LLP (“KPMG”), and engaged the services of Tanner + Co. as TenFold’s new independent accountant for its fiscal year ending December 31, 2002 and its last fiscal year ending December 31, 2003. The Audit Committee approved the dismissal of KPMG and the appointment of Tanner + Co. as of February 10, 2003.

For the fiscal years ended December 31, 2002 and December 31, 2003, Tanner + Co. billed the fees set forth below:

	2003	2002
Audit Fees	$98,634	$134,550
Audit-Related Fees	$11,511	$—
Tax Fees	$650	$—
All Other Fees	$—	$—

The audit-related fees billed by Tanner + Co. for fiscal 2003 were for audits of TenFold’s 401(k) retirement plan.

In addition, KPMG billed $325,911 for quarterly reviews, ex-patriot tax advice and preparation and United Kingdom tax advice and preparation related to the fiscal year ended December 31, 2002.

Pursuant to the rules and regulations of the Securities and Exchange Commission, before TenFold’s independent accountant is engaged to render audit or non-audit services, the engagement must be approved by TenFold’s Audit Committee or entered into pursuant to the committee’s pre-approval procedures. The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services to be provided by TenFold’s independent accountant. The policy is attached as Appendix A.

During TenFold’s fiscal years ended December 31, 2001 and December 31, 2002, and the subsequent interim period through February 10, 2004, there were no disagreements between TenFold and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports.

The audit reports of KPMG on TenFold’s consolidated financial statements for the fiscal years ended December 31, 2001 and December 31, 2000 did not contain any adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles except that:

(1) KPMG’s audit report on such financial statements as of and for the fiscal year on ended December 31, 2001 contained a separate paragraph stating, in relevant part:

“The accompanying consolidated financial statements and related financial statement schedule have been prepared assuming that the Company will continue as a going concern. The Company suffered a significant loss from operations during the year ended December 31, 2001, has a substantial deficit in working capital and stockholder’s equity at December 31, 2001, had negative cash flow from operations for the year ended December 31, 2001 and is involved in significant legal proceedings that raise substantial doubt about its ability to continue as a going concern”; and

(2) KPMG’s audit report on such financial statements as of and for the fiscal year ended December 31, 2000 contained a similar separate paragraph stating:

“The accompanying consolidated financial statements and related financial statement schedule have been prepared assuming that the Company will continue as a going concern. The Company suffered a significant loss from operations during the year ended December 31, 2000, has a substantial deficit in working capital and stockholder’s equity at December 31, 2000, had negative cash flow from operations for the year ended December 31, 2000 and is involved in significant legal proceedings that raise substantial doubt about its ability to continue as a going concern.”

There were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) during TenFold’s fiscal years ended December 31, 2001 and December 31, 2002, or the subsequent interim period through February 10, 2003, except that, in a letter to TenFold’s Audit Committee dated April 9, 2001, KPMG reported that during its audit of TenFold’s financial statements for the fiscal year ended December 31, 2000, it noted deficiencies in internal controls related to the recording of revenue under the percentage-of-completion method of contract accounting. The Audit Committee and TenFold’s management discussed the issue with KPMG and TenFold authorized KPMG to respond fully to the inquiries of Tanner + Co. concerning the issue.

The Registrant requested and received from KPMG a letter addressed to the SEC stating it agreed with the foregoing statements. A copy of such letter, dated February 14, 2003, was filed as Exhibit 16.2 to the related Form 8-K filed with the SEC on February 18, 2003, reporting the change in accountants.

During TenFold’s fiscal years ended December 31, 2001 and December 31, 2002, and the subsequent interim period through February 10, 2003, TenFold did not consult with Tanner + Co. regarding any of the matters or events set forth in Regulation S-K Items 304(a)(2)(i) or (ii). The audit report of Tanner + Co. on TenFold’s consolidated financial statements for the fiscal year ended December 31, 2002 did not contain any adverse opinions or disclaimers of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles except that it contained a separate paragraph stating, in relevant part:

“The accompanying consolidated financial statements and related financial statement schedule have been prepared assuming that the Company will continue as a going concern. The Company suffered a significant loss from operations, has a substantial deficit in working capital and stockholder’s equity at December 31, 2002, had negative cash flow from operations for the year ended December 31, 2002 and is involved in legal proceedings that raise substantial doubt about its ability to continue as a going concern.”

The audit report of Tanner + Co. on the consolidated financial statements of TenFold for the fiscal year ended December 31, 2003 did not contain any adverse opinions or disclaimers of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles nor did it contain the paragraph immediately above regarding doubt about TenFold’s ability to continue as a going concern.

Report of the Audit Committee of the Board of Directors

As of December 31, 2003, the Audit Committee was composed of the following three non-employee directors: Richard H. Bennett, Jr., Ralph W. Hardy, Jr., and Robert W. Felton. The Audit Committee operates under a written charter that was included as Appendix A to TenFold’s proxy statement for the 2002 Annual Meeting of Stockholders.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of Tanner + Co. to be engaged as TenFold’s independent accountants. Tanner + Co. is responsible for performing an independent audit of TenFold’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held 13 meetings in 2003. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, and our independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements for 2003 with management and the independent accountants.

The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants, Tanner + Co., as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Tanner + Co. the issue of its independence from TenFold.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Respectfully submitted,

Richard H. Bennett, Jr.

Ralph W. Hardy, Jr.

Robert W. Felton

Report of the Compensation Committee of the Board of Directors

Membership of the Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed of two non-employee directors: Robert W. Felton and Ralph W. Hardy, Jr. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time the President and Chief Executive Officer, and certain officers of TenFold, attend meetings of the Committee. No officer of TenFold is present during discussions or deliberations regarding his or her own compensation.

Responsibilities of the Committee

Acting on behalf of the Board of Directors, the Committee’s responsibilities include the following:

•	Determines the compensation of the Chief Executive Officer.

•	Reviews and approves senior management compensation plans and stock grants, and establishes performance goals.

•	Reviews and approves proposed stock option plan changes.

•	Approves compensation and stock grants intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

•	Reports results of each meeting to the Board of Directors.

Executive Officer Compensation Program

TenFold’s executive officer compensation program is designed to support the achievement of TenFold performance goals, to ensure that executive officers’ objectives are aligned with the success of TenFold, and to provide financial opportunities that will motivate executive officers to achieve outstanding returns for stockholders. TenFold’s executive officer compensation program covers the President and CEO, and all executives who report directly to the President and CEO. Consistent with these goals, executive pay is based on two principles. First, a significant portion of their total cash compensation is at risk and is based on meeting targeted financial objectives established by management under the direction of TenFold’s Board of Directors, and is adjusted as appropriate for individual performance. Second, a large portion of executive officers’ total compensation is in the form of stock options.

TenFold’s compensation program for executive officers is structured to be competitive with executive officers in similar positions of comparable companies within the high technology industry. TenFold has analyzed executive compensation data from a group of comparable companies in our industry on the basis of industry segment and competitive employment market to TenFold.

TenFold’s executive level positions, including the President and CEO, are compared to similar positions of the comparable companies and competitive levels are determined for base salary and target bonus incentives. The Compensation Committee uses comparative data to set compensation targets that will provide executive officers with compensation that exceeds the average amounts paid to similar executives of comparable companies in years in which TenFold achieves superior performance, and with compensation below the average of amounts paid to similar executives of comparable companies in years in which TenFold fails to achieve superior performance.

Market practices with respect to stock option grants are also reviewed based on comparable companies. Grants under TenFold’s stock plans are designed to further strengthen the linkage between executive compensation and shareholder return, to provide additional incentives to executive officers tied to growth of stock price over time and encourage continued employment with TenFold. Stock option grants are based upon comparable data and individual executive performance. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of TenFold’s stock on the date of grant.

Annual Base Salary

TenFold believes that base salary is frequently a significant factor in attracting, motivating, and retaining skilled executive officers. Accordingly, the Compensation Committee reviews base salaries of executive officers annually and generally sets the base salary of its executive officers at or near the average of the levels paid by the other companies it reviews. TenFold generally awards base salary increases to individuals who assume significant new responsibilities. In order to support TenFold’s cash preservation, in 2002, several officers accepted a reduced annual base salary of $150,000. As of December 31, 2003, seven officers were compensated at this rate.

Annual Bonus

The Corporate Executive Bonus Plan pays bonuses to executives officers according to their overall success in meeting financial performance goals and their success in accomplishing individual objectives. Each executive officer has an individual bonus target based on their overall responsibility and their ability to impact TenFold’s financial performance.

Stock Options

TenFold believes that significant equity participation creates a vital long-term partnership between management and other stockholders. Stock option grants were made to certain of TenFold’s executive officers in 2003. To determine the size of the grants, the committee reviewed the executive officers’ unvested stock options and overall contribution.

2003 CEO Compensation

During 2003, Dr. Nancy M. Harvey served as TenFold’s President, Chief Executive Officer and Chief Financial Officer. Her base annual salary in 2003 was $600,000. Since October 16, 2002, however, Dr. Harvey has voluntarily drawn a reduced salary based on an annualized amount of $150,000. Dr. Harvey was granted stock options as shown below in the section entitled “Option Grants – Options Granted in 2003.” Dr. Harvey’s compensation for 2003 was determined based on the same general policies and criteria as the compensation for TenFold’s other executive officers. In evaluating Dr. Harvey’s 2003 performance to determine her compensation and bonus, the Compensation Committee reviewed the following factors and accomplishments: reduction in TenFold’s operating expenses, reduction of TenFold’s debts, TenFold’s cash position, Dr. Harvey’s voluntary reduction of cash compensation, termination or reductions of unnecessary property leases, settlement of litigation and other legal matters important to TenFold’s success, TenFold maintaining positive relationships with key TenFold customers, recruiting and maintaining executive talent, releasing important technology, launching new marketing and sales initiatives, and leadership of TenFold in a challenging economic environment.

Qualifying Compensation

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive officers’ compensation exceeding $1 million per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). In fiscal 2003, the cash compensation of each of TenFold’s executive officers was below the $1 million threshold and options granted under TenFold’s option plan were designed to meet the requirement of being performance-based under the provisions of Section 162(m). TenFold’s policy is, to the extent reasonable and possible, to qualify its executive officers’ compensation for deductibility under the applicable tax laws. However, TenFold may from time to time pay compensation to its executive officers that may not be deductible.

Respectfully submitted,

Robert W. Felton

Ralph W. Hardy, Jr.

Notwithstanding anything to the contrary in any of TenFold’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report, and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

Employment and Severance Agreements

Effective January 11, 2001, TenFold entered into an employment agreement with Nancy M. Harvey, President and Chief Executive Officer, which agreement has since been amended. The agreement provides for an annual base salary of $600,000, which is subject to review and change by TenFold’s Board of Directors, and the opportunity to earn an annual cash bonus in the discretion of TenFold’s Board of Directors of up to $400,000. Since October 16, 2002, Dr. Harvey has voluntarily drawn a reduced salary based on an annualized amount of $150,000. The agreement also provides that, for the term of the agreement and for twelve months thereafter, in the event of an involuntary termination, Dr. Harvey will not compete with TenFold or solicit its customers or employees.

Other than as set forth above, none of TenFold’s named executive officers has an employment agreement, severance agreement, or similar arrangement with TenFold.

Executive Compensation

General

The following summary compensation table shows, for the last three fiscal years, compensation information for (a) the individual who served as our Chief Executive Officer during 2003, (b) the four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of 2003, and (c) one additional individual who would have been among the four mostly highly compensated executive officers but for the fact that he was not serving as an Executive Officer at the end of 2003. We refer to all of these officers as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options (#)	All other Compensation ($) (2)
Nancy M. Harvey President, CEO and CFO(3)	2003 2002 2001	150,000 506,250 589,394	— 261,633 —	— — 280,000	4,000,000 1,000,000 1,000,000	— 100 2,000

Jeffrey L. Walker Chairman, Executive Vice President & CTO(4)	2003 2002 2001	150,000 411,250 477,500	— — —	— — —	1,250,000 — —	— 240 900

Alan K. Flake, Jr. General Counsel, Sr. VP, Legal, Corporate Secretary	2003 2002 2001	193,750 153,750 57,955	— — —	— — —	175,000 — 200,000	— — —

Dudley E. Morris Sr. VP, Business Development(5)	2003 2002 2001	150,000 209,375 —	— — —	— — —	300,000 — 200,000	— — —

Jeanne Marie Kiss Sr. VP, Operations (6)	2003 2002 2001	150,000 190,625 28,030	— — —	— — —	500,000 250,000 50,000	— 100 —

Linda B. Valentine Sr. VP, Operations, Chief of Staff	2003	12,500	—	—	350,000	—

(1)	As of December 31, 2004 Dr. Harvey held 800,000 shares of restricted stock, valued at $2,608,000 based on the December 31, 2004, closing price of $3.26. TenFold does not expect to pay dividends on such stock. No other Named Executive Officer held restricted stock as of December 31, 2004.
(2)	Includes TenFold’s 401(k) matching contributions until discontinued January 16, 2002.
(3)	Dr. Harvey’s annual compensation reflects a voluntary reduction in pay, beginning October 16, 2002, from an annual base salary of $600,000 to an annualized base salary of $150,000.
(4)	Mr. Walker’s annual compensation reflects a voluntary reduction in pay, beginning October 16, 2002, from an annual base salary of $480,000 to an annualized base salary of $150,000.
(5)	Mr. Morris’s annual compensation reflects a voluntary reduction in pay, beginning October 16, 2003, from an annual base salary of $225,000 to an annualized base salary of $150,000.
(6)	Ms. Kiss’s annual compensation reflects a voluntary reduction in pay, beginning October 16, 2003, from an annual base salary of $225,000 to an annualized base salary of $150,000.

Option Grants

This table shows stock option grants to the Named Executive Officers during the last fiscal year.

Options Granted in 2003

	Individual Grants				Potential realizable value at assumed annual rates of stock price appreciation for option term (7)
Name	Number of securities underlying options granted (#) (1)	% of total options granted to employees in fiscal year (2)	Exercise or base price ($/share)	Expiration date	5%	10%
Nancy M. Harvey (3) (4)	250,000 2,500,000 1,250,000	2.86 28.59 14.29	$0.18 1.33 1.33	2/19/2013 8/28/2013 8/28/2013	$28,300 2,091,075 1,045,537	$71,718 5,299,194 2,649,597

Jeffrey L. Walker (5)	1,000,000 250,000	11.44 2.86	$0.23 0.18	1/29/2013 2/19/2013	$144,646 28,300	$366,561 71,718

Alan K. Flake, Jr. (6)	75,000 100,000	0.86 1.14	$0.23 0.23	1/29/2013 1/29/2013	$10,848 14,465	$27,492 36,656

Dudley E. Morris (6)	150,000 150,000	1.72 1.72	$0.23 0.23	1/29/2013 1/29/2013	$21,697 21,697	$54,984 54,984

Jeanne Marie Kiss (6)	250,000 250,000	2.86 2.86	$0.23 0.23	1/29/2013 1/29/2013	$36,161 36,161	$91,640 91,640

Linda B. Valentine	350,000	4.00	$2.55	12/12/2013	$561,288	$1,422,415

(1)	Options granted in 2003 were made under the 1993 and 1999 Stock Plans. These options:
•	are generally granted as non-qualified stock options;
•	are granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant;
•	generally vest 25% after one year, and 6.25% quarterly thereafter (but see (3)-(6) below); and
•	expire ten years from the date of grant, except for options granted to Nancy Harvey and Jeff Walker that may be earlier terminated in certain events related to termination of employment (but see (3)-(6) below).
(2)	The percentage of total options granted to the Named Executive Officers was computed by dividing the options granted to the Named Executive Officers shown in the table by 8,745,000 the total number of options to acquire TenFold common stock granted in 2004.
(3)	These options vest over two years with 25% of the shares (625,000 shares) vesting six (6) months from the Grant Date and the remaining 75% of the shares vesting equally in semi-annual installments thereafter. All unvested shares immediately vest upon involuntary termination of employment.
(4)	These options vest over one year with 25% of the shares (312,500 shares) vesting on the Grant Date and the remaining 75% of the shares vesting equally in quarterly installments thereafter. All unvested shares immediately vest upon involuntary termination of employment.
(5)	500,000 of these options vest upon grant. The remaining 500,000 options vest 25% after one year, and 6.25% quarterly thereafter. These options shall be exercisable for 10 years from grant date, including vested (but not unvested) options after a departure from TenFold.
(6)	These options were fully vested upon grant, and are exercisable for 10 years from grant date, including after a departure from TenFold.
(7)	We are required by the SEC to use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent TenFold’s estimate or projection of the future common stock price. If TenFold’s common stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

Options Exercised

No options were exercised by the Named Executive Officers in 2003. This table shows the value of unexercised stock options held by the Named Executive Officers during the last fiscal year.

Aggregate Option Exercises in 2003 and Fiscal Year-end Option Values

Name	Shares acquired on exercise (#)	Value realized ($)	No. of securities underlying unexercised options at fiscal year-end (#)		Value of unexercised in- the-money options at fiscal year-end ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nancy M. Harvey	—	—	2,966,875	3,973,125	$6,280,869	$8,104,031
Jeffrey L. Walker	—	—	500,000	750,000	1,515,000	2,285,000
Alan K. Flake, Jr.	—	—	153,750	231,250	452,644	694,406
Dudley E. Morris	—	—	350,000	150,000	986,500	454,500
Jeanne Marie Kiss	—	—	353,125	446,875	1,066,969	1,358,531
Linda B. Valentine	—	—	—	350,000	—	248,500

Certain Transactions

During 2003, Richard S. Walker was employed by TenFold as a Sales Manager. He is the son of TenFold’s Founder, Chairman and Chief Technology Officer, Jeffrey L. Walker. For 2003, Richard S. Walker was paid gross compensation in the amount of $62,000.

On February 5, 2003, Director Robert W. Felton acquired 3,888,889 shares of TenFold common stock for an investment of $700,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons (“reporting persons”) to file with the SEC initial reports of ownership and changes in ownership of TenFold’s common stock. These reporting persons are required by SEC regulations to furnish TenFold with copies of all Section 16(a) reports they file. To TenFold’s knowledge, based solely on its review of the copies of such reports received and written representations from certain reporting persons that no other reports were required, TenFold believes that during its fiscal year ended December 31, 2003, all reporting persons complied with all applicable filing requirements with the following exceptions: a Form 4 was filed on September 3, 2003 for stock options granted to Nancy M. Harvey on August 28, 2003; Form 4’s were filed on May 2, 2003 for Nancy M. Harvey, Jeffrey L. Walker, Richard H. Bennett, Jr., and Ralph W. Hardy, Jr. for stock options granted on February 19, 2003; a Form 4 was filed on April 7, 2004 for Jeffrey Walker for stock options granted on January 29, 2003; and a Form 4 was filed by Robert W. Felton on March 27, 2003 to report stock options granted on February 19, 2003 and his acquisition of shares of TenFold common stock on February 5, 2003 and an amendment correcting a technical error in that Form 4 was filed on April 1, 2003.

Stockholder Proposals for the 2005 Annual Meeting

Proposals of stockholders intended to be included in TenFold’s proxy statement for the 2005 Annual Meeting of Stockholders must be received by TenFold Corporation, Attention: Corporate Secretary at 698 West 10000 South, Suite 200, South Jordan, Utah 84095, no later than December 21, 2004. If TenFold is not notified of a stockholder proposal by February 24, 2005 then the proxies held by management of TenFold provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Requests for Form 10-K

TenFold will mail to any stockholder without charge, upon written request, a copy of its annual report on Form 10-K for the year ended December 31, 2003, including the financial statements, financial statement schedules, and a list of exhibits. You should send your request to the attention of Investor Relations at TenFold’s headquarters located at 698 West 10000 South, Suite 200, South Jordan, Utah 84095.

Other Matters

TenFold is not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the Meeting, proxies in the enclosed form will be voted by the proxy holders on such matters in accordance with their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

/s/ Linda Valentine
Corporate Secretary
April 21, 2004
South Jordan, Utah

Appendix A

Pre-Approval of Audit and Non-Audit Services

TenFold’s Audit Committee pre-approves all audit and non-audit services provided by TenFold’s independent auditors

We have this policy to

Provide appropriate Audit Committee oversight

We ensure that our Audit Committee is aware of and approves all services to be provided by our independent auditors.

Maintain auditor independence

By reviewing and approving in advance all work to be provided by our independent auditors, our Audit Committee helps ensure that we engage our independent auditors for services that are consistent with the independent relationship we seek to maintain with our auditors.

Approving audit and non-audit services

We obtain Audit Committee approval before we engage our independent auditors to provide audit or non-audit services.

We ask our independent auditors to provide an engagement letter or other similar description of services that they seek to provide to TenFold. We provide this description to our Audit Committee. Our Audit Committee may seek additional information about the proposal from the independent auditors or management as they deem necessary. The Audit Committee considers such proposals and approves (or rejects) the proposals before the related work begins.

We ask our independent auditors not to provide services to TenFold until the Audit Committee approves them.

Annual Meeting of Stockholders of TenFold Corporation May 26, 2004 10:00 a.m.

Marriott Courtyard Hotel 10701 South Holiday Park Drive Sandy, Utah 84070

[TFLCM—TENFOLD CORPORATION] [FILE NAME: ZTFLC2.ELX] [VERSION—(2)] [04/07/04] [orig. 03/29/04]

DETACH HERE ZTFLC2

PROXY

TenFold Corporation

Proxy Solicited by the Board of Directors of TenFold Corporation P

for the Annual Meeting of Stockholders

to be held on May 26, 2004

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of TenFold Corporation and Proxy Statement, each dated April 21, 2004, and hereby appoints Nancy M. Harvey, Robert P. Hughes and Linda B. Valentine or any of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of TenFold Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of TenFold Corporation to be held on Wednesday, May 26, 2004, at 10:00 a.m. local time at the Marriott Courtyard Hotel located at 10701 South Holiday Park Drive, Sandy, Utah 84070 (with any postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED? DO YOU HAVE ANY COMMENTS?

TENFOLD CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

[TFLCM—TENFOLD CORPORATION] [FILE NAME: ZTFLC1.ELX] [VERSION—(3)] [04/08/04] [orig. 03/29/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ZTFLC1

#TFL

Please mark X votes as in this example.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1. To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.

Nominees: (01) Nancy M. Harvey (02) Robert W. Felton (03) Ralph W. Hardy, Jr.

FOR WITHHOLD

For all nominee(s) except as written above

FOR AGAINST ABSTAIN

2. To ratify the selection of Tanner + Co. as TenFold Corporation’s independent auditors for its fiscal year ending December 31, 2004.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Mark box at right if you plan to attend the Annual Meeting.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature: Date: Signature: Date: